Credit Agreement



     This Agreement is entered into as of January 4, 1994, effective as of November 12, 1993, between Roseville Telephone Company ("Borrower") and Bank of America National Trust and Savings Association ("Bank").


1.  Definitions and Financial Requirements.

          1.1 Definitions. The following terms have the meanings indicated for purposes of this Agreement:

               "Business Day" means a day other than Saturday or Sunday on which Bank is open for business in San Francisco, California.

               "Cash Flow" means the sum of net income (before income taxes and interest expense), depreciation and amortization.

               "Cash Flow Coverage Ratio" means, for any period, the ratio of Cash Flow during such period to the sum of (a) the current portion of long-term debt paid during such period, plus (b) interest expense for such period.

               "Closing Date" means the date of this Agreement.

               "Compliance Certificate" means the certificate in the form of Exhibit A.

               "Effective Date" means November 12, 1993.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

               "Event of Default" means any event listed in Article 9.

               "Fixed Rate" means 5.47% per annum.

               "Leverage Ratio" means the ratio of total liabilities to Tangible Net Worth.

               "Money Market" means the domestic certificate of deposit market, the eurodollar deposit market or other appropriate money market designated by Bank.

               "Money Market Rate" means the fixed interest rate per annum which Bank determines could be obtained by reinvesting a specified Prepaid Installment in the Money Market from the date of prepayment through the applicable Original Payment Date.

               "Non-Essential Assets" means fixed or capital assets which are worn or obsolete and are not necessary for business activities and operations.

               "Original Payment Date" (collectively "Original Payment Dates") means, as of the date of any prepayment by Borrower, each date subsequent thereto on which principal of the Term Loan is to be paid in accordance with Paragraph 2.4.

               "Person" means any individual, association, joint venture, partnership, joint stock company, corporation, trust, business trust, government, governmental authority, regulatory authority or other entity.

               "Prepaid Installment" means, for each prepayment made by Borrower, the portion of such prepayment allocated to each Original Payment Date. To calculate the Prepaid Installment, the aggregate amount of such prepayment is divided by the number of Original Payment Dates. The resulting quotient is the amount of the Prepaid Installment for each Original Payment Date.

               "Plan" means any employee pension benefit plan maintained or contributed to by Borrower or by any trade or business (whether or not incorporated) under common control (as defined in Section 4001(b) of ERISA) with Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

               "Reference Rate" means the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its Reference Rate. The Reference Rate is a rate set by Bank based upon various factors including Bank's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. Bank may price loans at, above or below the Reference Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change.

               "SEC" means the Securities and Exchange Commission.

               "Subsidiary" means any association, corporation or other entity of which Borrower owns, directly or indirectly, more than 50% of the voting shares thereof or which Borrower otherwise controls.

               "Tangible Net Worth" means total assets (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury shares, unamortized debt discount and premium, deferred charges (other than those recoverable in regulatory proceedings) and other like intangibles) less all liabilities (including accrued and deferred income taxes and subordinated liabilities).

               "Term Date" means November 12, 1993, the Business Day on which Bank disbursed to Borrower the Term Loan.

               "Term Loan" means the loan provided under Article 2.

               "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the applicable Original Payment Date.

          1.2 Financial Requirements. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial information required under this Agreement shall be prepared and all financial computations required under this Agreement shall be made in accordance with generally accepted accounting principles consistently applied.


2.  The Term Loan.

          2.1 Commitment for the Term Loan. On the Term Date, Bank loaned to Borrower in one disbursement the total principal amount of $15,000,000. Such loan shall be the Term Loan hereunder. The interest rate for the Term Loan shall be based on the Fixed Rate, and the Term Loan shall be subject to the terms and conditions of this Agreement.

          2.2  Reserved.

          2.3  Interest on the Term Loan.

               (a) The outstanding principal amount of the Term Loan shall bear interest from the Term Date until payment in full at the Fixed Rate plus 0.75% (computed on the basis of a 360 day year and actual days elapsed).

               (b) Borrower shall pay interest on the outstanding principal amount of the Term Loan on the last day of each calendar quarter, beginning with the first such date after the disbursement by Bank to Borrower of the Term Loan, and upon payment in full of the Term Loan.

          2.4 Principal on the Term Loan. Borrower shall pay the principal amount of the Term Loan in 28 substantially equal quarterly installments commencing on March 31, 1997, on the last day of each successive calendar quarter thereafter, and on December 1, 2003, on which day the entire balance of principal and interest then unpaid shall be due and payable.

          2.5  Prepayment of the Term Loan.

               (a) Borrower may at any time prepay the Term Loan, in whole or in part, in the minimum amount of $1,000,000 or a multiple thereof.

               (b) Each prepayment shall be made upon the irrevocable written notice of Borrower received by Bank not later than 12:00 p.m. San Francisco time five Business Days prior to prepayment. The notice of prepayment shall specify the date and the amount of the prepayment. If a prepayment is being made in conjunction with a scheduled principal payment required under Paragraph 2.4, the notice of prepayment should set forth such information, and the definition of "Original Payment Date" for such prepayment shall be adjusted to reflect such information.

               (c) Each prepayment of the Term Loan, whether voluntary, by reason of acceleration or otherwise, shall be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee described below.

               (d) To determine the prepayment fee due from Borrower upon each prepayment made in accordance with subparagraph (b) ("Total Prepayment Fee"), a prepayment fee shall be calculated separately for each Prepaid Installment in accordance with the steps set forth in
     (d)(i) through (d)(iii) below. The Total Prepayment Fee will be the aggregate amount of each separate calculation pertaining to each Prepaid Installment.

                          (i) First, determine the amount of interest which would have accrued each calendar quarter on the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the rates per annum set forth in Paragraph 2.3(a);

                          (ii) Second, subtract from each quarterly interest amount determined in (d)(i) above the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the applicable Original Payment Date, using the following rate:

                                    (A)  if the applicable Original Payment
                Date is more than five years after the date of prepayment: the Treasury Rate plus 0.25% (computed on the basis of a 360 day year and actual days elapsed); or

                                    (B)  if the applicable Original Payment
                Date is five years or less after the date of prepayment: the Money Market Rate (computed on the basis of a 360 day year and actual days elapsed);

                          (iii) Third, if (d)(i) minus (d)(ii) for the Prepaid Installment is greater than zero, discount the quarterly differences to the date of prepayment by the rate used in (d)(ii) above. The sum of the discounted quarterly differences is the prepayment fee for that Prepaid Installment.

               (e) Bank may adjust the Treasury Rate and Money Market Rate to reflect the compounding, accrual basis, or other costs of the Term Loan. Each of the rates is Bank's estimate only and Bank is under no obligation to actually reinvest any prepayment. The rates shall be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources Bank deems appropriate.

               (f) Borrower acknowledges that prepayment of the Term Loan may result in Bank incurring certain additional costs, expenses and liabilities. Borrower therefore agrees to pay the Total Prepayment Fee for each prepayment and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and liabilities of Bank.

          2.6 Arrangement Fee. Borrower shall pay to Bank on the Closing Date a non-refundable arrangement fee of $75,000.

3.  Disbursements and Payments.

          3.1 Lending Branch. The disbursement of the Term Loan by Bank and each payment by Borrower under this Agreement shall be made for the account of such branch of Bank as it shall designate from time to time.

          3.2 Loan Account. Principal, interest and other sums owing to Bank under this Agreement shall be evidenced by entries in records maintained by Bank. Each payment on and any other credits with respect to principal, interest and other sums under this Agreement shall be evidenced by entries in such records.

          3.3 Immediately Available Funds; Disbursements and Payments. The disbursement of the Term Loan by Bank and each payment by Borrower under this Agreement shall be made in immediately available funds (or such other funds as Bank may require) at such branch of Bank or such other place as Bank may from time to time select. Each payment by Borrower may be made only on a Business Day. If the day on which a payment would fall due is not a Business Day, the day on which such payment is due shall be the next succeeding Business Day. Each payment shall be made without setoff or counterclaim not later than 12:00 p.m. San Francisco time on the day such payment is due. All sums received after such time shall be deemed received on the next Business Day and interest and fees shall accrue on such sums at the applicable rate for the additional day or days.

          3.4 Default Interest. Any principal not paid on the date when due, or any interest or other sum payable by Borrower hereunder if not paid on the date which is five days from when due, shall bear interest (payable on demand) from such date until payment in full (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the Reference Rate plus two percentage points.

          3.5 Interest Rate Calculations. All interest rate calculations hereunder shall be made on the basis of a 360 day year and actual days elapsed, which results in greater interest than if a 365/66 day year were used.


4.  Taxes, Costs and Capital Adequacy.

          4.1 Taxes. Borrower agrees to make all payments or reimbursements under this Agreement free and clear of any deduction for any present or future taxes and agrees to pay any present or future taxes or charges with respect to such payments or reimbursements which may be imposed by any government authority, except net income taxes of Bank imposed by any jurisdiction. On request of Bank, Borrower will provide Bank with original tax receipts, notarized copies of tax receipts, or such other documentation as will prove payment of tax in a court of law applying the United States Federal Rules of Evidence for all taxes paid by Borrower.

          4.2 Costs. Borrower shall reimburse or compensate Bank, upon demand by Bank from time to time, for all costs incurred, losses suffered and payments made by Bank which are applied or allocated by Bank to the Term Loan (all as determined by Bank in its sole and absolute discretion) by reason of:

               (a) any and all present and future reserve, deposit or similar requirements against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, Bank;

               (b) compliance by Bank with any directive, requirement or request from any governmental or regulatory authority, whether or not having the force of law.

          4.3 Capital Adequacy. If Bank determines that any law, rule, regulation or guideline regarding capital adequacy affects or would affect the amount of capital required to be maintained by Bank or any corporation controlling Bank and Bank determines (taking into consideration Bank's policies with respect to capital adequacy and Bank's desired return on capital) that the amount of required capital is increased as a result of Bank's obligations under this Agreement, then, upon demand by Bank from time to time, Borrower shall pay Bank additional amounts sufficient as specified by Bank to compensate Bank for such increase.


5. Conditions Precedent. This Agreement shall take effect on the Closing Date, but effective as of the Effective Date, subject to the conditions precedent that, on or before the Closing Date, there shall have been delivered to Bank, in form and substance satisfactory to Bank:

          5.1 Opinion of Borrower's Counsel. A written opinion, dated the Closing Date, of counsel for Borrower (which counsel must be satisfactory to Bank), which opinion may be qualified to the extent approved by Bank and shall cover such legal matters relating hereto as Bank may reasonably request;

          5.2 Borrower's Corporate Resolution. A copy of a resolution or resolutions passed by the Board of Directors of Borrower, certified by the Secretary or an Assistant Secretary of Borrower as being in full force and effect on the Closing Date, authorizing the borrowing provided for herein and the execution, delivery and performance of this Agreement and any instrument or agreement required hereunder;

          5.3 Borrower's Incumbency Certificate. A certificate, signed by the Secretary or an Assistant Secretary of Borrower and dated the Closing Date, as to the incumbency, and containing the specimen signature or signatures, of the person or persons authorized to execute and deliver this Agreement and any instrument or agreement required hereunder on behalf of Borrower;

          5.4 Borrower's Compliance Certificate. A completed Compliance Certificate, signed on behalf of Borrower by its chief financial officer and calculated as of December 31, 1992, dated the Closing Date;

          5.5 Approvals and Consents. Certified copies of all approvals, consents, exemptions and other actions by, and notices to and filings with, any governmental or regulatory authority and any trustee or holder of any indebtedness or obligation of Borrower which, in Bank's opinion, are required in connection with any transaction contemplated hereby;

          5.6 Evidence of No Material Adverse Change. A certificate signed on behalf of Borrower by its chief financial officer stating that since December 31, 1992 there has been no material adverse change in Borrower's consolidated financial condition or results of operations or ability to perform its obligations under this Agreement or under any instrument or agreement required hereunder;

          5.7  Fees.  The arrangement fee; and

          5.8 Other Evidence Bank May Require. Such other evidence as Bank may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all proceedings in connection herewith and compliance with the conditions set forth in this Agreement.


6.  Representations and Warranties.

     Borrower represents and warrants that:

          6.1 Organization of Borrower. Borrower is a corporation duly organized and existing under the laws of California, and is properly licensed, qualified and in good standing in every jurisdiction in which it is doing business;

          6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and any instrument or agreement required hereunder are within Borrower's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw or other organization papers of Borrower, or any instrument or agreement to which Borrower is a party or by which Borrower is bound or affected;

          6.3 Government Approvals. No approval, consent, exemption or other action by, or notice to or filing with (other than a Form 8-K Current Report which Borrower may determine to file with the SEC to disclose the execution of this Agreement and notification to the PUC (as hereinafter defined), which notice Borrower shall give promptly after the Closing Date), any governmental or regulatory authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder, except as may have been obtained and certified copies of which have been delivered to Bank;

          6.4 Compliance with Laws. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental or regulatory authority binding on Borrower which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder;

          6.5 Investment Company Act. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940;

          6.6 Enforceability of Agreement. This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable;

          6.7 Title to Property. Borrower has good and marketable title to its property free and clear of all security interests, liens, encumbrances and rights of others, except for:

               (a) taxes which have resulted in a lien but are not yet delinquent; and

               (b) security interests, liens and encumbrances permitted under Paragraph 8.3, none of which secure revolving lines of credit or term indebtedness extended by banks or other lenders to Borrower;

and the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder will not result in the creation of any security interest, lien, encumbrance or right of another except in favor of Bank;

          6.8 Hazardous Materials. Borrower is in compliance with all federal, state and local laws, rules and regulations relating to hazardous or toxic materials, substances or wastes;

          6.9 No Litigation. (a) Excluding for purposes of this subparagraph (a) only any proceedings, claims or disputes before or involving the Public Utilities Commission of the State of California ("PUC"), there are no actions, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, the adverse determination of which might materially adversely affect Borrower's consolidated financial condition or results of operations or Borrower's ability to perform its obligations hereunder or under any instrument or agreement required hereunder;

               (b) There are no actions, proceedings, claims or disputes before or involving the PUC pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, the adverse determination of which might materially adversely affect Borrower's consolidated financial condition or its ability to perform its obligations hereunder or under any instrument or agreement required hereunder;

               (c) There are no actions, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, alleging violation of any federal, state, or local law, rule or regulation relating to hazardous or toxic materials, substances or wastes;

          6.10 Events of Default. No event has occurred or would result from the incurring of obligations by Borrower under this Agreement which is, or upon the lapse of time or notice or both would become, an Event of Default;

          6.11 Regulation U. The proceeds of the Term Loan will not be used, directly or indirectly, to purchase or carry any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System or any successor regulation) or to extend credit to others for the purpose of purchasing or carrying any margin stock;

          6.12 Taxes. All payments under or in respect of this Agreement and any instrument or agreement required hereunder are exempt from tax other than taxes on net income imposed by the country or any subdivision of the country in which Bank's principal office or actual lending office is located;

          6.13 Subsidiaries. Borrower has one Subsidiary, RTC Communications Corp., which has no contracts and which engages in no business activities;

          6.14 Financial Information. All financial statements dated December 31, 1992, information and data furnished by Borrower to Bank prior to the Closing Date are complete, and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial condition and results of operations of Borrower as of such date. Since December 31, 1992 there has been no material adverse change in Borrower's consolidated financial condition or results of operations or ability to perform its obligations under this Agreement or under any instrument or agreement required hereunder. Borrower has no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.


7.  Positive Covenants.

     Borrower covenants and agrees that so long as the Term Loan shall remain available, and until the full and final payment of all obligations of Borrower under this Agreement and any instrument or agreement required hereunder, it will:

          7.1 Payment. Pay interest and principal on the Term Loan and all other sums outstanding under or in respect of this Agreement and any instrument or agreement required hereunder in accordance with the terms hereof and thereof;

          7.2 Use of Proceeds. Use the proceeds of the Term Loan for general corporate purposes;

          7.3 Cash Flow Coverage Ratio. Achieve on a consolidated basis on the last day of each calendar quarter, for the 12-month period ending on such day, a Cash Flow Coverage Ratio of at least 2.0 to 1.0;

          7.4 Tangible Net Worth. Maintain at all times on a consolidated basis Tangible Net Worth of at least 90% of Tangible Net Worth on June 30, 1993 plus the sum of 40% of net income after income taxes (without subtracting losses) earned in each calendar quarter commencing after June 30, 1993 and the net proceeds from any equity securities issued after June 30, 1993;

          7.5  Notices.  Promptly give written notice to Bank of:

               (a) all actions, proceedings, claims or disputes affecting Borrower (other than actions, proceedings, claims or disputes before or involving the PUC or the Federal Communications Commission ("FCC")) where the amount claimed is $1,000,000 or more;

               (b) any substantial dispute which may exist between Borrower and any governmental or regulatory authority;

               (c) any labor controversy resulting in or threatening to result in a strike, work stoppage, boycott, shutdown or other labor disruption against or involving Borrower;

               (d) (i) all significant developments in the actions, proceedings, claims or disputes before or involving the PUC or the FCC which are disclosed in Borrower's 10-K Annual Report filed with the SEC for the fiscal year ending December 31, 1992, (ii) all actions, proceedings, claims or disputes before or involving the PUC or the FCC which arise subsequent to the Closing Date and which Borrower anticipates will be disclosed in the next Form 10-K Annual Report which Borrower is required to file with the SEC, and (iii) all significant developments pertaining to items in subparagraph (ii);

               (e) any reportable event under Section 4043(b)(5), (6) or (9) of ERISA with respect to any Plan, any decision to terminate or withdraw from a Plan, the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, or any material increase in the actuarial present value of unfunded vested benefits under any Plan over the preceding year;

               (f)  as required under Paragraph 2.3(c);

               (g) any Event of Default or any event which, upon the lapse of time or notice or both, would become an Event of Default; and

               (h) any matter which has resulted or might result in a material adverse change in Borrower's consolidated financial condition or results of operations or Borrower's ability to perform its obligations hereunder or under any instrument or agreement required hereunder;

               (i) copies of the reports pertaining to the execution of this Agreement which Borrower submits to the PUC or one of its divisions in accordance with the PUC's order with respect to Application 91-11-045, and evidence of the PUC's or such division's receipt of same;

          7.6 Financial Statements, Reports, Etc. Deliver to Bank in form and detail satisfactory to Bank, and in such number of copies as Bank may request:

               (a) as soon as available but no later than 60 days after the end of each of the first three quarters of each of its fiscal years, Borrower's balance sheet as of the end of such quarter, and Borrower's statements of income, retained earnings and cash flows for such quarter and that portion of the fiscal year ending with such quarter, prepared on a consolidated basis, all as set forth in Borrower's Form 10-Q Quarterly Report filed with the SEC for such quarter, and a certificate signed on behalf of Borrower by its chief financial officer stating that such financial statements fairly present the consolidated financial condition and results of operations of Borrower during such quarter and were prepared in accordance with generally accepted accounting principles consistently applied;

               (b) as soon as available but no later than 120 days after the end of each of its fiscal years, a complete copy of Borrower's audited financial statements, which shall include at least Borrower's balance sheet as of the end of such year, and Borrower's statements of income, retained earnings and cash flows for such year, prepared on a consolidated basis, and the opinion of an independent certified public accountant selected by Borrower and satisfactory to Bank stating that Borrower's financial statements fairly present the consolidated financial condition and results of operations of Borrower and were prepared in accordance with generally accepted accounting principles consistently applied, all as set forth in Borrower's Form 10-K Annual Report filed with the SEC for such fiscal year. The opinion of such certified public accountant shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of Borrower's records;

               (c) at the same time as the deliveries made to Bank by Borrower pursuant to subparagraphs (a) and (b) above, a completed Compliance Certificate signed on behalf of Borrower by its chief financial officer and calculated as of the end of such quarter or year;

               (d) as soon as distributed to Borrower's shareholders, a copy of any interim financial statements furnished by Borrower to its shareholders;

               (e) as soon as filed with the Securities and Exchange Commission, a copy of each Form 8-K Current Report, Form 10-K Annual Report, Annual Report to Shareholders, Proxy Statement and Registration Statement;

               (f) such other statements, lists of property and accounts, budgets, forecasts or reports as Bank may reasonably request;

          7.7 Cooperation. Perform, on request of Bank and at Borrower's expense, such acts as may be reasonably necessary or advisable to carry out the intent of this Agreement;

          7.8 Existence, Etc. Maintain and preserve its existence and all rights, privileges and franchises now enjoyed, and keep all its properties in good working order and condition; provided, however, that Borrower may dissolve RTC Communications Corp.;

          7.9 Payment of Obligations. Pay all obligations, including tax claims, when due, except such as may be contested in good faith or as to which a bona fide dispute may exist;

          7.10 Compliance with Laws. Comply with all laws, rules, regulations, orders and directions of any governmental or regulatory authority having jurisdiction over it or its business;

          7.11 Insurance. Maintain and keep in force in adequate amounts such insurance as is usual in its business;

          7.12 Maintain Books and Records; Inspection Rights. Maintain adequate books, accounts and records in accordance with generally accepted accounting principles consistently applied, and permit employees or agents of Bank at any reasonable time to inspect its properties, and to examine and audit its books, accounts and records and make copies and memoranda thereof.


8.  Negative Covenants.

     Borrower covenants and agrees that, so long as the Term Loan shall remain available, and until full and final payment of all obligations of Borrower under this Agreement and any instrument or agreement required hereunder, it will not:

          8.1 Leverage Ratio. Permit at any time its Leverage Ratio to exceed 0.75 to 1.0;

          8.2  Reserved.

          8.3 Other Security Interests. Create, assume or suffer to exist any security interest, lien (including the lien of an attachment, judgment or execution) or encumbrance, securing a charge or obligation, on or of any of its property, whether now owned or hereafter acquired, except:

               (a) any security interests, liens or encumbrances disclosed to Bank prior to the Closing Date;

               (b) liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof;

                    (c)   deposits or pledges to secure:

                          (i)  statutory obligations;

                          (ii)  surety or appeal bonds;

                          (iii) bonds for release of attachment, stay of execution or injunction; or

                          (iv) performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business as presently conducted;

               (d) purchase money security interests or mortgages in or against property hereafter acquired if the liability secured does not exceed 100% of the cost thereof and the security interest does not extend beyond the property purchased;

               (e) security interests, liens or encumbrances on margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System or any successor regulation);

               (f) involuntary liens which do not give rise to an Event of Default under Paragraph 9.4;

          8.4 Liquidation; Merger, Etc. Liquidate or dissolve, or enter into any merger, consolidation, reorganization, partnership, joint venture or other combination other than in the ordinary course of business as presently conducted, or sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its property; provided, however, that

               (a) Borrower may enter into mergers after the Closing Date so long as (i) Borrower is the surviving party to any such merger, and (ii) the primary business activity or operation of the entity(ies) merging into Borrower is substantially related to Borrower's business activities and operations as of the Closing Date;

               (b) Borrower may enter into any partnership or joint venture if to do so would be in the ordinary course of its business as conducted as of the Closing Date;

          8.5 Sale of Property for Fair Consideration. Sell, lease, exchange, transfer or otherwise dispose of any of its property except for full, fair and reasonable consideration, provided, however, that this Paragraph shall not apply to Non-Essential Assets;

          8.6 Sale of Fixed or Capital Assets. Sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its fixed or capital assets, or enter into any sale and leaseback agreement covering any of its fixed or capital assets, provided, however, that this Paragraph shall not apply to Non-Essential Assets;

          8.7 Purchase of Property. Purchase or otherwise acquire the property or business of, or any shares or other forms of ownership interest in, make any capital contributions to or loans or extensions of credit, or otherwise invest in, any Person; provided, however, that this Paragraph shall not be deemed to prohibit the purchase or acquisition of the property or business of or any form of ownership interest in any entity if such entity's primary business activity or operation is substantially related to Borrower's business activities and operations as of the Closing Date;

          8.8 Contracts. Enter into any contracts, leases, indentures, or other agreements except in the ordinary course of its business as conducted as of the Closing Date;

          8.9 Change in Business. Engage in any business activities or operations substantially different from or unrelated to its business activities and operations as of the Closing Date.


9.  Events of Default.

          The occurrence of any of the following events shall terminate any obligation on the part of Bank to make or continue the Term Loan and, at the option of Bank, shall make all interest and principal remaining on the Term Loan and all other sums outstanding under or in respect of this Agreement immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

          9.1 Nonpayment-Principal. Borrower fails to pay, when due, any installment of principal under this Agreement in accordance with the terms hereof;

          9.2 Nonpayment-Interest and Other Sums. Borrower fails to pay, within five days after the date when due, any installment of interest or any other sum under this Agreement in accordance with the terms hereof;

          9.3 Misrepresentation. Any representation or warranty herein or in any agreement, instrument or certificate executed pursuant hereto or in connection with any transaction contemplated hereby proves to have been false or misleading in any material respect when made or when deemed to have been made;

          9.4 Involuntary Liens. Any involuntary lien or liens in the aggregate amount of $1,000,000 or more, of any kind or character, attaches to any property of Borrower and remains unvacated or unbonded for a period of 30 days, except for taxes due but not in default;

          9.5 Judgments. A judgment or judgments or arbitration award or awards is entered against Borrower in the aggregate amount of $1,000,000 or more on a claim or claims not covered by insurance and remains unpaid, unvacated, unbonded or unstayed for a period of 60 days;

          9.6 Voluntary Bankruptcy. Borrower is generally not paying or admits in writing its inability to pay its debts as such debts become due, or files any petition or action for relief under any bankruptcy, reorganization, arrangement, insolvency, or moratorium law or any other law for the relief of, or relating to, debtors, or requests the appointment of a custodian, receiver or trustee (or other similar official) to take possession, custody or control of any of its property, or enters into any composition with creditors, or makes any assignment for the benefit of creditors, or takes any corporate action in furtherance of any of the foregoing;

          9.7 Involuntary Bankruptcy. An involuntary petition is filed against Borrower under any bankruptcy, reorganization, arrangement, insolvency, or moratorium law or any other law for the relief of, or relating to, debtors, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within 60 days from the date of said filing or appointment;

          9.8 Condemnation. All, or in the opinion of Bank substantially all, of the property of Borrower is condemned, seized or appropriated;

          9.9 Regulatory Action. Any governmental or regulatory authority takes or institutes action which, in the opinion of Bank, will materially adversely affect Borrower's consolidated financial condition or results of operations or ability to perform its obligations hereunder or under any instrument or agreement required hereunder;

          9.10 Cross Default. Any breach or default occurs under any other agreement or agreements involving the borrowing of money or the extension of credit under which Borrower may be obligated as borrower, instalment purchaser or guarantor, if such breach or default consists of the failure to pay any indebtedness when due or if such breach or default permits or causes (or upon the lapse of time or notice or both would permit or cause) the acceleration of any indebtedness or the termination of any commitment to lend or to extend credit;

          9.11 Breach of Other Obligations. Any breach or default occurs under any other obligation of Borrower to Bank or any subsidiary or affiliate of Bank;

          9.12 ERISA Termination. Any Plan termination or any full or partial withdrawal from a Plan or Plans occurs which could result in liability of Borrower to the Pension Benefit Guaranty Corporation or to the Plan or Plans in the aggregate amount of $10,000,000 or more, or the actuarial present value of unfunded vested benefits under all Plans shall exceed 10% of Borrower's Tangible Net Worth (determined on a consolidated basis);

          9.13 Material Adverse Change. Any material adverse change occurs in Borrower's consolidated financial condition or results of operations or ability to perform its obligations hereunder or under any instrument or agreement required hereunder;

          9.14 Other Defaults. Borrower breaches, or defaults under, any term, condition, provision, representation, warranty or covenant contained in this Agreement not specifically referred to in this Article.


10.  Miscellaneous.

          10.1 Notices. Any communications between the parties hereto to be given in writing shall be given by mailing the same, postage prepaid, or by telex, cable, facsimile or personal delivery to each party at its address set forth on the signature pages hereto, or to such other addresses as either party may in writing hereafter indicate. Any communications between the parties hereto to be given by telephone shall be confirmed immediately in writing by the party initiating the telephone call.

          10.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign this Agreement or any of the rights of Borrower hereunder without the prior written consent of Bank.

          10.3 Participations.

               (a) Bank may from time to time sell, assign, grant participations in, or otherwise transfer to any bank (a "Participant") all or part of the obligations of Borrower to Bank under this Agreement.

               (b) Borrower agrees that each transfer of its obligations under this Agreement will give rise to a direct obligation of Borrower to the Participant and that Participant shall have the same rights and benefits under this Agreement as it would have if it were party to this Agreement.

               (c) Bank shall remain liable for the performance of all of its obligations under this Agreement notwithstanding any transfer by Bank of Borrower's obligations under this Agreement, unless Borrower, Bank and Participant agree to the contrary in writing.

               (d) Borrower authorizes Bank to disclose to any prospective Participant and any Participant any and all confidential information in Bank's possession concerning Borrower and this Agreement, subject to such prospective Participant and Participant executing a confidentiality agreement substantially in the form of Exhibit B. Bank shall not be responsible if such prospective Participant or Participant fails to comply with the confidentiality agreement.

          10.4 Novations.

               (a) Bank may from time to time assign to any bank (an "Assignee") all or part of the obligations of Borrower to Bank under this Agreement and delegate to Assignee all or a proportionate part of the obligations of Bank to Borrower under this Agreement.

               (b) The effectiveness of each such assignment and delegation is subject to the prior written consent of Borrower (whose consent will not be unreasonably withheld).

               (c) Borrower agrees that each such assignment and delegation will give rise to a direct obligation of Borrower to Assignee and that Assignee shall have the same rights and benefits and obligations under this Agreement as it would have if it were party to this Agreement. Borrower agrees that each such assignment and delegation will release and discharge Bank from Bank's obligations to Borrower under this Agreement with respect to the portion of Bank's obligations delegated to Assignee.

               (d) Borrower authorizes Bank to disclose to any prospective Assignee and any Assignee any and all confidential information in Bank's possession concerning Borrower and this Agreement, subject to such prospective Assignee and Assignee executing a confidentiality agreement substantially in the form of Exhibit B. Bank shall not be responsible if such prospective Assignee or Assignee fails to comply with the confidentiality agreement.

          10.5 Setoff. Borrower authorizes Bank and each Participant and each Assignee, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker's lien, or otherwise, against any property of Borrower which may be in the hands of Bank or such Participant or such Assignee, respectively.

          10.6 Confidentiality. Bank agrees to maintain confidentiality with respect to all information which is furnished by or on behalf of Borrower to Bank under this Agreement, except to the extent such information:

               (a) was or becomes generally available to the public other than as a result of a disclosure by Bank;

               (b) was or becomes available on a non-confidential basis from a source other than Borrower, provided that such source is not bound by a confidentiality agreement with Borrower known to Bank;

               (c)  is disclosed by Bank:

                          (i) to any governmental or regulatory authority in the course of its duties;

                          (ii)  pursuant to subpoena or other legal process;

                          (iii) to legal counsel and other advisors retained by Bank;

                          (iv) to any Person and in any proceeding necessary in Bank's judgment to protect Bank's interest in connection with any claim or dispute involving Bank; or

                          (v) to any prospective Participant or Assignee and any Participant or Assignee.

          10.7 Waivers; Writing Required. No delay or omission by Bank to exercise any right under this Agreement shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default. Any amendment or waiver of any provision of this Agreement must be in writing to be effective.

          10.8 Remedies. All rights and remedies provided in this Agreement and any instrument or agreement required hereunder are cumulative and are not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

          10.9 Costs and Expenses. Borrower agrees to pay to Bank on demand from time to time all costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Bank in connection with (a) the preparation of this Agreement and of any waivers and amendments,
(b) the administration of this Agreement and any waivers and amendments, but not including any charges for time allocated by Bank personnel (other than in-house legal staff) to routine ongoing operations with respect to this Agreement, (c) enforcement of this Agreement and any instrument or agreement required hereunder, and (d) in connection with any refinancing or restructuring of the Term Loan in the nature of a "work-out"; provided, however, that Borrower's reimbursement of Bank for attorneys' fees (including allocated costs for in-house legal services) incurred by Bank in connection with the preparation of this Agreement shall not exceed $10,000.

          10.10 Indemnification for Hazardous Substances. Borrower shall indemnify Bank and its directors, officers, agents, employees and counsel against and hold Bank and each such person harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including attorneys' fees and allocated costs for in-house legal services) arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence on, under or about Borrower's operations or property or property leased by Borrower of any material, substance or waste which is or becomes designated as hazardous or toxic under any federal, state or local law, rule or regulation.

          10.11 Indemnification for Use of Proceeds of Term Loan. Borrower shall indemnify Bank and its directors, officers, agents, employees and counsel against and hold Bank and each such person harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including attorneys' fees and allocated costs for in-house legal services) arising out of or incurred in connection with Borrower's use or proposed use of the proceeds of the Term Loan for any purpose, including the purchase or other acquisition of any shares or other forms of ownership interest in any Person (or to refinance any indebtedness incurred for such purpose).

          10.12 Paragraph Headings. Paragraph headings are for reference only, and shall not affect the interpretation or meaning of any provision of this Agreement. Unless otherwise provided, references to Articles, Paragraphs and Exhibits shall be deemed reference to Articles, Paragraphs and Exhibits of this Agreement.

          10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

          10.14 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

          10.15 Governing Law. This Agreement, and any instrument or agreement required hereunder, shall be governed by and construed under the laws of the State of California.

          10.16 Entire Agreement. This Agreement and any instrument, agreement or document attached hereto or referred to herein (a) integrate all the terms and conditions mentioned herein or incidental hereto, (b) supersede all oral negotiations and prior writings with respect to the subject matter hereof, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement and any such instrument, agreement or document and as the complete and exclusive statement of the terms agreed to by the parties. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such instrument, agreement or document, the terms, conditions and provisions of this Agreement shall prevail.

     In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written, effective for all purposes as of November 12, 1993.

BANK OF AMERICA NATIONAL TRUST      ROSEVILLE TELEPHONE COMPANY
  AND SAVINGS ASSOCIATION



By                                  By

Title                               Title



By                                  By

Title                               Title



Address for notices:                     Address for notices:

555 California St., 41st Floor           211 Lincoln Street
San Francisco, CA  94104            Roseville, CA  95678
     Attn:  S. DeMarti, #3838

                                  CONTENTS



SECTION                                                                  PAGE


INTRODUCTION

RECITALS


1.  Definitions and Financial Requirements
           1.1 Definitions
           1.2 Financial Requirements

2.  The Term Loan
           2.1 Commitment for the Term Loan
           2.2 Reserved
           2.3 Interest on the Term Loan
           2.4 Principal on the Term Loan
           2.5 Prepayment of the Term Loan
           2.6 Arrangement Fee

3.  Disbursements and Payments
           3.1 Lending Branch
           3.2 Loan Account
           3.3 Immediately Available Funds; Disbursements and Payments
           3.4 Default Interest
           3.5 Interest Rate Calculations

4.  Taxes, Costs and Capital Adequacy
           4.1 Taxes
           4.2 Costs
           4.3 Capital Adequacy

5.  Conditions Precedent
           5.1 Opinion of Borrower's Counsel
           5.2 Borrower's Corporate Resolution
           5.3 Borrower's Incumbency Certificate
           5.4 Borrower's Compliance Certificate
           5.5 Approvals and Consents
           5.6 Evidence of No Material Adverse Change
           5.7 Fees
           5.8 Other Evidence Bank May Require

6.  Representations and Warranties
           6.1 Organization of Borrower
           6.2 Authorization of Agreement
           6.3 Government Approvals
           6.4 Compliance with Laws
           6.5 Investment Company Act
           6.6 Enforceability of Agreement
           6.7 Title to Property
           6.8 Hazardous Materials
           6.9 No Litigation
           6.10 Events of Default
           6.11 Regulation U
           6.12 Taxes
           6.13 Subsidiaries
           6.14 Financial Information

7.  Positive Covenants
           7.1 Payment
           7.2 Use of Proceeds
           7.3 Cash Flow Coverage Ratio
           7.4 Tangible Net Worth
           7.5 Notices
           7.6 Financial Statements, Reports, Etc.
           7.7 Cooperation
           7.8 Existence, Etc.
           7.9 Payment of Obligations
           7.10 Compliance with Laws
           7.11 Insurance
           7.12 Maintain Books and Records; Inspection Rights

8.  Negative Covenants
           8.1 Leverage Ratio
           8.2 Reserved
           8.3 Other Security Interests
           8.4 Liquidation; Merger, Etc.
           8.5 Sale of Property for Fair Consideration
           8.6 Sale of Fixed or Capital Assets
           8.7 Purchase of Property
           8.8 Contracts
           8.9 Change in Business

9.  Events of Default
           9.1 Nonpayment-Principal
           9.2 Nonpayment-Interest and Other Sums
           9.3 Misrepresentation
           9.4 Involuntary Liens
           9.5 Judgments
           9.6 Voluntary Bankruptcy
           9.7 Involuntary Bankruptcy
           9.8 Condemnation
           9.9 Regulatory Action
           9.10 Cross Default
           9.11 Breach of Other Obligations
           9.12 ERISA Termination
           9.13 Material Adverse Change
           9.14 Other Defaults

10.  Miscellaneous
           10.1 Notices
           10.2 Successors and Assigns
           10.3 Participations
           10.4 Novations
           10.5 Setoff
           10.6 Confidentiality
           10.7 Waivers; Writing Required
           10.8 Remedies
           10.9 Costs and Expenses
           10.10 Indemnification for Hazardous Substances
           10.11 Indemnification for Use of Proceeds of Term Loan
           10.12 Paragraph Headings
           10.13 Severability
           10.14 Counterparts
           10.15 Governing Law
           10.16 Entire Agreement


EXHIBITS
Exhibit A  Compliance Certificate
Exhibit B  Confidentiality Agreement










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                              CREDIT AGREEMENT

                         dated as of January 4, 1994




                                   between



                         ROSEVILLE TELEPHONE COMPANY
                                 as Borrower



                                     and



                       BANK OF AMERICA NATIONAL TRUST
                           AND SAVINGS ASSOCIATION



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